Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROADCOM INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	35-2617337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1320 Ridder Park Drive
San Jose, California 95131-2313
(Address of principal executive offices, including zip code)

VMware, Inc. Amended and Restated 2007 Equity and Incentive Plan
(Full title of the plan)

Mark Brazeal
Chief Legal and Corporate Affairs Officer
Broadcom Inc.
1320 Ridder Park Drive
San Jose, California 95131
(408) 433-8000
(Name, address and telephone number, including area code, of agent for service)

Copy To:
David C. Karp
Ronald C. Chen
Viktor Sapezhnikov
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On May 26, 2022, Broadcom Inc. (“Broadcom” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VMware, Inc. (“VMware”), Verona Holdco, Inc., Verona Merger Sub, Inc., Barcelona Merger Sub 2, Inc., and Barcelona Merger Sub 3, LLC.  On November 22, 2023, Broadcom completed certain transactions contemplated by the Merger Agreement for the acquisition of VMware (the “Closing Effective Time”).

This Registration Statement is being filed by Broadcom to register (i) 4,579,517 shares of common stock, $0.001 par value, of Broadcom (“Common Stock”), which may be issuable upon the vesting or settlement of certain restricted stock unit awards and performance-based restricted stock unit awards granted under the VMware, Inc. Amended and Restated 2007 Equity and Incentive Plan, as amended (the “VMware Equity Plan”), which were assumed by Broadcom and converted into equity awards pursuant to the Merger Agreement (the “Assumed Awards”) and (ii) 4,824,480 shares of Common Stock, which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the share reserve remaining, as of the Closing Effective Time, under the VMware Equity Plan (as adjusted to reflect the transactions contemplated under the Merger Agreement) assumed by Broadcom in connection with the transactions contemplated under the Merger Agreement.

The Assumed Awards are subject to the same terms and conditions that were applicable to them under the VMware Equity Plan, except that (i) the Assumed Awards relate to shares of Common Stock, (ii) the number of shares of Common Stock subject to the Assumed Awards was the result of an adjustment based upon an equity award exchange ratio pursuant to the Merger Agreement and (iii) with respect to performance-based restricted stock unit awards, the level of achievement of the applicable performance goals was determined at the Closing Effective Time pursuant to the Merger Agreement.  At the Closing Effective Time, Broadcom also assumed the VMware Equity Plan.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(a)	Annual Report of the Registrant on Form 10-K for the fiscal year ended October 30, 2022, filed with the SEC on December 16, 2022;

(b)	Quarterly Report of the Registrant on Form 10-Q for the quarterly period ended January 29, 2023, filed with the SEC on March 8, 2023;

(c)	Quarterly Report of the Registrant on Form 10-Q for the quarterly period ended April 30, 2023, filed with the SEC on June 7, 2023;

(d)	Quarterly Report of the Registrant on Form 10-Q for the quarterly period ended July 30, 2023, filed with the SEC on September 6, 2023;

(e)
The Registrant’s Current Reports on Form 8-K filed with the SEC on March 2, 2023, April 6, 2023, May 23, 2023, June 1, 2023, August 16, 2023, August 31, 2023, October 18, 2023, October 30, 2023 and November 22, 2023; and

(f)
The description of the Registrant’s Common Stock which is contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on December 20, 2019, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any documents, portions of documents, exhibits or other information that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The amended and restated certificate of incorporation of the Registrant (the “Certificate of Incorporation”) provides that its directors and officers will be indemnified by the Registrant to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and loss incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

The Registrant has also entered into certain indemnification agreements with its directors and officers.  The indemnification agreements provide the Registrant’s directors and officers with further indemnification, to the maximum extent permitted by the DGCL.  As permitted by Section 145(g) of the DGCL, the Registrant also maintains directors’ and officers’ insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The information required by this Item is set forth in the Exhibits Index that precedes the signature page of this Registration Statement.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Description	Form (File No.)	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation.	Broadcom Inc. Current Report on Form 8‑K12B (Commission File No.001-38449)	April 4, 2018

4.2	Amended and Restated Bylaws.	Broadcom Inc. Current Report on Form 8‑K12B (Commission File No. 001-38449)	April 4, 2018

4.3	Form of Common Stock Certificate.	Broadcom Inc. Quarterly Report on Form 10‑Q (Commission File No. 001-38449)	June 14, 2018

4.4	Description of Common Stock.	Broadcom Inc. Annual Report on Form 10‑K (Commission File No. 001-38449)	December 20, 2019

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.			X

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).			X

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.			X

24.1	Power of Attorney (included in the signature page to this Registration Statement).			X

99.1	VMware, Inc. Amended and Restated 2007 Equity and Incentive Plan.			X

107	Filing Fee Table.			X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 22nd day of November 2023.

Broadcom Inc.

By:	/s/ Kirsten M. Spears
Kirsten M. Spears Chief Financial Officer and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Kirsten M. Spears and Mark D. Brazeal, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan	President, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2023
Hock E. Tan

/s/ Kirsten M. Spears	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	November 22, 2023
Kirsten M. Spears

/s/ Henry Samueli	Chairman of the Board of Directors	November 22, 2023
Henry Samueli

/s/ Eddy W. Hartenstein	Lead Independent Director	November 22, 2023
Eddy W. Hartenstein

/s/ Diane M. Bryant	Director	November 22, 2023
Diane M. Bryant

/s/ Gayla J. Delly	Director	November 22, 2023
Gayla J. Delly

/s/ Raul J. Fernandez	Director	November 22, 2023
Raul J. Fernandez

/s/ Check Kian Low	Director	November 22, 2023
Check Kian Low

/s/ Justine F. Page	Director	November 22, 2023
Justine F. Page

/s/ Harry L. You	Director	November 22, 2023
Harry L. You